As filed with the U.S. Securities and Exchange Commission on March 10, 2022.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NUBIA BRAND INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	87-1993879
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13355 Noel Rd, Suite 1100
Dallas, TX 75240

Telephone: (972) 918-5120

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jaymes Winters
Chief Executive Officer
13355 Noel Rd, Suite 1100
Dallas, TX 75240
Telephone: (972) 918-5120

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Alex Weniger-Araujo, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4000	David R. Crandall, Esq. Brandon Kinnard, Esq. Hogan Lovells US LLP 1601 Wewatta St., Suite 900 Denver, Colorado 80202 Telephone: (303) 899-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-261114

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed by Nubia Brand International Corp., a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-261114) (the “Prior Registration Statement”), initially filed by the Registrant on November 16, 2021 and declared effective by the Securities and Exchange Commission (the “Commission”) on March 10, 2022. This Registration Statement covers the registration of an additional 1,150,000 units of the Registrant’s units, each consisting of one share of the Registrant’s Class A common stock, $0.0001 par value per share, and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one whole share of the Registrant’s Class A common stock, including 150,000 units that may be purchased by the underwriters to cover over-allotments, if any. The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

CERTIFICATION

The Registrant hereby certifies to the Commission that (1) it has instructed its bank to pay the filing fee set forth in Exhibit 107 of this Registration Statement by a wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business as of March 11, 2022), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than March 11, 2022.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Loeb & Loeb LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).

107	Registration Fee Calculation.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of March, 2022.

Nubia Brand International Corp.

By:	/s/ Jaymes Winters
Name: Jaymes Winters
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jaymes Winters	Chief Executive Officer and Director	March 10, 2022
Jaymes Winters	(principal executive officer, principal financial and accounting officer)

/s/ Vlad Prantsevich	Director and Chief Financial Officer	March 10, 2022
Vlad Prantsevich

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